UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following communication was disseminated on January 25, 2010 by On2 Technologies, Inc.

***IMPORTANT UPDATE***IMPORTANT UPDATE***

ON2 STOCKHOLDERS TO RECEIVE ADDITIONAL
CASH CONSIDERATION OF $0.15 PER SHARE

MERGER CONSIDERATION INCREASED BY 27%

VOTE FOR THE PROPOSED MERGER TODAY!

January 25, 2010

Dear On2 Stockholder:

We recently mailed to you supplementary materials detailing an amendment to the merger agreement by and among On2 Technologies, Inc., Google Inc., Oxide Inc., a wholly owned subsidiary of Google and Oxide LLC, a wholly owned subsidiary of Google.  The primary purpose of the amendment is to provide On2 stockholders with an additional $0.15 in cash for each share of On2 Common Stock held. As a result, under the terms of the amended merger agreement, each share of On2 Common Stock that you own will now be converted into the right to receive a combination of (a) $0.15 in cash per share, (b) 0.0010 of a share of Google Class A Common Stock and (c) cash payable in lieu of any fractional shares of Google Class A Common Stock.  This is an increase of 27% over the consideration an On2 stockholder would have been entitled to receive, based on Google’s closing stock price on January 22, 2010, under the terms of the original merger agreement, dated as of August 4, 2009.

Your Board of Directors Strongly Recommends

that You Vote FOR the Proposed Merger

The increased merger consideration delivers a significant premium to On2 stockholders. Based on Google’s closing stock price of $550.01 on January 22, 2010, the last trading day prior to the date of this letter, the increased merger consideration represents a value of approximately $0.70 per share of On2 Common Stock and constitutes a premium of:

•	Approximately 83% over the closing price of On2 Common Stock on August 4, 2009 (the trading day on which the Board of Directors approved the merger agreement).

•	Approximately 100% over the average closing price of On2 Common Stock over the 12-month period ending on August 4, 2009.

As previously reported, each of the nation’s three leading independent proxy advisory firms—RiskMetrics Group, Glass Lewis & Co. and PROXY Governance, Inc.—has recommended to their subscribers that On2 stockholders vote to adopt the proposed merger—even before the merger consideration was increased by $0.15 per share in cash. The analyses and reports of these independent proxy advisory firms are relied upon by hundreds of major institutional investment firms, mutual funds, and pension funds.

THE INCREASED MERGER CONSIDERATION IS GOOGLE’S FINAL OFFER

Google has informed On2 that the merger consideration consisting of the original 0.0010 of a share of Google Class A Common Stock and the additional $0.15 per share in cash is Google’s final offer.

As you know, On2 has experienced significant operating losses and negative cash flows to date.  You also should be aware that it is possible we will continue to incur operating losses for the foreseeable future, as we fund operating and capital expenditures to implement our business plan, and we may not be able to obtain available financing on acceptable terms to fund our operations – which, in turn, could materially adversely affect our financial condition. We believe that the proposed merger with Google provides an important opportunity for On2 stockholders to receive significant value now for their shares that is greater than any uncertain future value that might be realized if On2 remains independent.

As you weigh the significance of the increased merger consideration and what it means to the value of your investment, we also urge you to carefully review the sections entitled “Update to Risk Factors—Risks Relating to the Merger” beginning on page S-13 of the supplement and “Risk Factors—Risks Related to On2’s Business if the Merger is Not Consummated” beginning on page 23 of the definitive proxy statement/prospectus that we recently mailed to you.  These sections detail a number of risks that we believe you should consider.

SOMETHING THIS IMPORTANT CANNOT HAPPEN WITHOUT YOUR SUPPORT—
VOTE FOR THE PROPOSED MERGER ON THE ENCLOSED PROXY CARD TODAY

Your vote is extremely important regardless of the number of shares you own.  Whether or not you plan to attend the reconvened special meeting, we urge you to vote FOR the proposed merger TODAY by telephone, over the internet, or by signing and returning the enclosed proxy card in the postage-paid envelope provided.  Failing to vote or abstaining from voting has the same effect as voting against the proposed merger.

Even if you have previously submitted a proxy, you can still change your vote.  If, in light of the increased merger consideration, you wish to change your vote,  or if you have not previously submitted a proxy, we urge you to complete, sign, date and promptly mail the  enclosed proxy card or submit your proxy via telephone or via the internet using the instructions on the enclosed proxy card.

We thank you for your participation and support for the proposed merger.

Very truly yours,

The Board of Directors

REMEMBER:

You may vote your shares by telephone or over the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE at (877) 456-3488.

About On2 Technologies
On2 creates advanced video compression technologies that power the video in today's leading desktop and mobile applications and devices. On2 customers include Adobe, Skype, Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, and Move Networks. On2 is also an industry leader in video transcoding software and services. On2 is headquartered in Clifton Park, New York. For more information visit www.on2.com.

Additional Information and Where to Find It
Google filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus, dated November 3, 2009, was mailed to holders of On2 Common Stock identified as of October 20, 2009, which was the notice record date for the December 18, 2009 special meeting, and as of December 3, 2009, which was the voting record date for the December 18, 2009 special meeting. In addition, Google has filed a prospectus supplement, dated January 15, 2010, to the definitive proxy statement/prospectus, which has been mailed to all holders of On2 Common Stock as of January 15, 2010, the new record date for the reconvened special meeting.  The Registration Statement, the definitive proxy statement/prospectus and the prospectus supplement contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement, as amended, the definitive proxy statement/prospectus, and the prospectus supplement carefully. Investors and security holders also may obtain free copies of the Registration Statement, as amended, the definitive proxy statement/prospectus, the prospectus supplement and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

Forward-Looking Statements
Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectations. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the reconvened On2 special meeting or at any adjournments thereof; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, the prospectus supplement thereto and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this communication. The foregoing risks and uncertainties included herein are not exhaustive.